(KPMG Peat Marwick LLP Letterhead)
                                 Suite 2800
                           Two First Union Center
                          Charlotte, NC 28282-8290


The Board of Directors
Bank of Mecklenburg:

We consent to the incorporation by reference in the registration statements (Nos. 33-82020, 33-82022, 333-17511 and 333-23131) on Form S-8 of Triangle
Bancorp, Inc. of our report dated February 12, 1997, with respect to the consolidated balance sheets of Bank of Mecklenburg and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Triangle Bancorp, Inc. dated May 23, 1997.

                                       /s/    KPMG Peat Marwick LLP

May 22, 1997



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